Exhibit 10.7

AON BENFIELD PERFORMANCE PROGRAM

Overview

This Program has been adopted by the Committee as a sub-plan to the Stock Plan, effective as of January 1, 2009.  The Program is intended to provide a unifying and motivating long-term wealth-building program for the key members of the Aon Benfield leadership team.

Performance Cycle

The Program covers a three-year performance cycle that begins on January 1, 2009 and ends on December 31, 2011 (“Performance Cycle”).

Eligibility

As recommended by the Aon Benfield management team, and as further recommended by Aon’s Chief Executive Officer and approved by the Committee, key members of the Aon Benfield leadership team are eligible to participate in the Program.

Participation

The Committee will approve in writing no later than May 31, 2009 the identity of the participants eligible to participate in the Program and each participant’s Award, denominated as described herein either in US dollars or number of target Performance Share Units (“PSUs”).  Those participants so identified by May 31, 2009 shall be eligible to participate in the full Performance Cycle, retroactive to January 1, 2009.

If a participant is no longer considered a member of the leadership team for Aon Benfield, but the participant’s employment with Aon has not terminated, the participant’s Award under the Program shall be unaffected by the change in status.

Number of Target Performance Share Units

In the event the Committee denominates a participant’s Award in US dollars, versus specifying the number of target PSUs awarded, the number of target PSUs will be derived by dividing the US dollar value of the Award by the Fair Market Value of a share of the Company’s common stock on the PSU Grant Date, and rounding to the nearest whole share.

Rules Applicable to PSUs and Restricted Stock Units

1.                                      The participant will be granted a Performance Award Certificate at the outset of his or her participation in the Program.  The certificate will set forth the number of target PSUs granted to the participant.

2.                                      The PSUs will be earned and will convert to Restricted Stock Units of Aon Corporation common stock (“RSUs”) as of the Settlement Date, subject to the satisfaction of the performance criteria and the vesting criteria set forth herein.

3.                                      The settlement of the PSUs will be determined based on the cumulative adjusted three-year Segment PTI over the Performance Cycle as compared to the target cumulative three-year Segment PTI, as set forth herein.

4.                                      Payouts will range from 0% to 200% of the number of target PSUs awarded.

5.                                      For achievement above threshold level, the PSUs will settle in RSUs issued under, and subject to, the limitations of the Stock Plan or such other shareholder-approved Company equity-based incentive plan as designated by the Committee, provided that the settlement shall take place in the calendar year following the end of the Performance Cycle.  In no event will the Award be settled in RSUs later than two and one-half months after the end of the calendar year to which such award relates.

6.                                      Unless otherwise set forth in Rule 11 below, the RSUs will vest during employment as follows:  50% will become vested upon the Settlement Date, and will in turn be settled in shares of common stock of Aon Corporation; and 50% will become vested on the first anniversary of the Settlement Date, subject to the participant’s continued employment with Aon through such date.  In no event with the second tranche of RSUs be settled later than two and one-half months after the first anniversary of the Settlement Date.

7.                                      The Company will have the right to satisfy all federal, state and local withholding tax requirements with respect to the award earned by reducing the number of earned shares by the number of shares determined by dividing the amount of withholding required by the Fair Market Value of a share of the Company’s common stock on the applicable vesting date.

8.                                      The PSUs and RSUs are not transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.

9.                                      The participant must accept the RSU award agreement through his or her Company-related Fidelity account.

10.                                Until the Settlement Date, the participant will not be treated as a stockholder as to any shares of the Company’s common stock relating to the PSUs.  No cash payments will be provided for dividend equivalents or other distributions in connection with the PSUs. Notwithstanding the foregoing, on and after the Settlement Date, the Company will provide a cash dividend equivalent to the participant, at the same time that actual dividends are declared for stockholders, on any unvested RSUs.

11.                                If a participant’s employment with the Company terminates before the last day of the Performance Cycle with respect to the PSUs, or between the Settlement Date and the first anniversary thereof with respect to any unvested RSUs, the following rules will apply to the vesting of the PSUs or RSUs:

Reason for Employment Termination	Impact on Vesting of PSUs or RSUs
Retirement or termination by Company without Cause

PSUs will vest pro rata through the date of termination or Retirement, and the vested PSUs will pay out in accordance with the rules above, exclusive of rule 6, within 60 days following the participant’s employment termination date. The Committee’s determination regarding the vested portion and payout will occur after the close of the Performance Cycle. The number of units earned will be pro-rated based on the proportion of achievement of the target cumulative Segment PTI as of the last full calendar quarter preceding the participant’s termination or Retirement date, multiplied by 75%.

Unvested RSUs will vest pro rata on the date of termination or Retirement at 25% plus the number of days employed between the Settlement Date and the first anniversary thereof, and will be paid out within 60 days following the participant’s employment termination date. After application of the previous sentence, any remaining unvested RSUs will be forfeited.

Reason for Employment Termination	Impact on Vesting of PSUs or RSUs
Death or Total and Permanent Disability

PSUs will become immediately vested at the greater of the target award level or the number of units that would have been earned based on the actual cumulative Segment PTI during the period of the Performance Cycle in which the participant was employed by the Company, and the vested PSUs will pay out in accordance with the rules above, exclusive of rule 6, within 60 days following the participant’s employment termination date.

Unvested RSUs will become immediately vested in the event of the participant’s death or Total and Permanent Disability on or after the Settlement Date but prior to the first anniversary thereof, and will be paid out within 60 days following such event.

Voluntary Resignation	PSUs and unvested RSUs will be forfeited in their entirety.

Termination by Company for Cause	PSUs and unvested RSUs will be forfeited in their entirety.

Termination due to Change in Control

If a successor to the Company assumes and continues this Program substantially in its current form after a Change in Control, the PSUs will be subject to the following rules:

(1) if the participant’s employment is terminated by the Company without Cause after the Change in Control but prior to the end of the first year of the Performance Cycle, the participant will become immediately vested in the greater of 50% of the target PSUs or the number of units that would be earned based on the proportion of achievement of the target cumulative Segment PTI as of the last full calendar quarter preceding the participant’s termination date, and the vested PSUs will pay out in accordance with the rules above, exclusive of rule 6, and within 60 days following the participant’s employment termination date; or

(2) if the participant’s employment is terminated by the Company without Cause after the Change in Control and after the end of the first year of the Performance Cycle, the participant will become immediately vested in the greater of the target PSUs or the number of units that would be earned bases on the proportion of achievement of the target cumulative Segment PTI as of the last full calendar quarter preceding the participant’s termination date, and the vested PSUs will pay out in accordance with the rules above, exclusive of rule 6, and within 60 days following the participant’s employment termination date; or

(3) if the participant’s employment is terminated by the Company for Cause, by the participant in a voluntary resignation, or by reason of the participant’s death or Total and Permanent Disability, or if the participant’s employment is continued through at least the end of the Performance Cycle, the rules of the Program shall continue to apply to the PSUs and RSUs as if the Change in Control had not occurred.

If the successor to the Company does not assume and continue this Program substantially in its current form, the PSUs shall become immediately vested at the

Reason for Employment Termination	Impact on Vesting of PSUs or RSUs

greater of 50% of the target PSUs if less than one year of the performance period is completed, or 100% thereafter, or the number of units that would have been earned based on the proportion of achievement of the target cumulative Segment PTI as of the last full calendar quarter preceding the effective date of the Change in Control, and the vested PSUs will pay out in accordance with the rules above, exclusive of rule 6, and within 60 days following the participant’s employment termination date.

12.                                The time and form of settlement of the PSUs and RSUs will be made as described herein, provided that with respect to any payment upon the participant’s “separation from service” (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the participant is a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the participant’s death or the date that is six months and one day following the participant’s termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this section will be paid to the participant in accordance with the rules above.  For purposes of the Program, the terms “retirement,” “termination of employment,” “terminated,” “termination,” and variations thereof, as used in this Program, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

13.                                The time or schedule of any payout or settlement of PSUs pursuant to the terms of the Program may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

Performance Measure for PSUs

The performance measure for the PSUs will be cumulative adjusted three-year Segment PTI for the Performance Cycle, for which the Committee will established a target.

Following the end of the Performance Cycle, the Committee will determine in its sole discretion the payout, which determination shall be final and binding.  PSUs will be subject to complete forfeiture if the Company’s performance for the Performance Cycle does not meet or exceed a minimum cumulative adjusted three-year Segment PTI.

Adjustments to Performance Measures or Results

The Committee will make appropriate adjustments to the target cumulative three-year Segment PTI or the Company’s actual results on account of: change in accounting policy; gain/loss on disposition of assets or business; charge for goodwill impairment; extraordinary legal/regulatory settlements; extraordinary market conditions; significant currency fluctuations; effects of natural or man-made disasters (e.g. Word Trade Center); hyperinflation (e.g. >15%); change in statutory tax rates/regulations; charges from Board-approved restructuring programs; results of discontinued operations held for sale after sale closing; other extraordinary, unusual or infrequently occurring items — as defined by GAAP. The form and manner of any such adjustment shall be at the sole discretion of the Committee.  By way of example, the following events will not require adjustment:  change in accounting estimate; gained/lost pre-tax income from sold/acquired businesses that represent less than 5% of total pre-tax income; inflation;

general tax developments; litigation costs; effects of repaying or issuing debt; effects of share buyback/issue; effects of pension plan funding; changes in benefit/incentive plans; or normal currency/interest rate fluctuations.

Administration

It is expressly understood that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Program, all of which will be binding upon the participant.  The Committee may delegate its authority to one or more of its members, or to one or more members of the Company’s senior management team, to offer participation in this Program to eligible individuals; provided, however, that the Committee shall not delegate its authority with respect to the participation of any officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.  The Company shall, as necessary, adopt conforming amendments to this Program as are necessary to comply with Code Section 409A.

General Provisions

All obligations of the Company under this Program with respect to payout of Awards, and the corresponding rights granted thereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.

This Program constitutes a legal document which governs all matters involved with its interpretation and administration and superseded any writing or representation inconsistent with its terms.

All employees that participate in this Program will agree to keep their compensation arrangement confidential.

Reservation and Retention of Company Rights

The selection of any employee for participation in this Program will not give that participant any right to be retained in the employ of the Company.  No employee will at any time have a right to be selected for participation in a future performance-based incentive program despite having been selected for participation in this Program or a previous program.

Stock Plan Controls

Except as specifically provided in this Program, in the event of any inconsistency between this Program and the Stock Plan, the Stock Plan will control, but only to the extent such Stock Plan provisions do not violate the provisions of Code Section 409A.

Code Section 409A

The Company intends that this Program and the Awards granted hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Program to the contrary, the Program shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Committee intends to administer the Program so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Program will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any participant (or any other individual claiming a benefit through any participant) for any tax, interest, or penalties any participant may owe as a result of compensation paid under the Program, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect the participant from the obligation to pay any taxes pursuant to Code Section 409A.

Definitions

Aon Benfield:  Aon Benfield, a global business unit of Aon Corporation.

Cause:  as determined in the sole discretion of the Committee, means the participant:  (A) performing an act of dishonesty, fraud, theft, embezzlement or misappropriation involving the participant’s employment with the Company, or breach of the duty of loyalty to the Company; (B) performing an act of race, sex, national origin, religion, disability, or age-based discrimination which, after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the participant; (C) material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct and the Aon Code of Ethics; or (D) performing an act resulting in a criminal felony charge (or equivalent offense in a non-US jurisdiction) brought against the participant or a criminal conviction of the participant (other than a conviction of a minor traffic violation).  If there is a dispute between the Company and the employee regarding the occurrence of a termination for “cause,” it will be subject to review and determination by an independent adjudicator.

Change in Control:  means the first to occur of the following:  (1) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(c); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)           individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)           the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than:  the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)           the consummation of a plan of complete liquidation or dissolution of the Company.

Code Section 409A: Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

Committee:  the Organization and Compensation Committee of the Company’s board of directors.

Company or Aon:  Aon Corporation, a Delaware corporation, and its subsidiaries.

Fair Market Value: as of any date, the per share value of the Company’s common stock as determined by using the closing price of such stock as reported by the New York Stock Exchange on such date (or, if the New York Stock Exchange was not open for trading or the stock was not traded on that day, the next preceding day that the New York Stock Exchange was open for trading and the common stock of the Company was traded).

Grant Date:  the date the award of PSUs to a participant under this Program is approved in writing by the Committee.

Program:  the Aon Benfield Performance Program, effective as of January 1, 2009.

Retire or Retirement: a voluntary termination of employment at or after the participant’s 55th birthday.

Segment PTI:  the annual pretax income from ongoing operations for the Aon Benfield Segment of Aon, inclusive of restructuring savings.  The Committee has the sole discretion to approve an adjustment to Segment PTI, in accordance with the adjustment criteria set forth herein.

Settlement Date:  the date that the Committee determines whether the performance criteria applicable to the PSUs were achieved or exceeded and determines the payout to participants in the form of RSUs.  The Settlement Date shall occur as soon as practicable following the close of the Performance Cycle.

Stock Plan:  the 2001 Aon Stock Incentive Plan, as amended and re-approved by the Company’s stockholders at the 2006 annual meeting of stockholders.

Total and Permanent Disability:  for (a) US employees, entitlement to long-term disability benefits under the Company’s program, as amended from time to time and (b) non-US employees, as established by applicable Company policy or as required by local law or regulations.

If a term is used but not defined, it has the meaning given such term in the Stock Plan.